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                                                          EXHIBIT 99.2
[LOGO]


                         Report of Independent Auditors


Management
BankAmerica Housing Services
A Division of Bank of America, FSB

We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of Bank of America, FSB as of and for the year ended December 31, 1997 and have issued our report thereon dated March 17, 1998. The consolidated financial statements of Bank of America, FSB include the financial statements of BankAmerica Housing Services, a Division of Bank of America, FSB ("Division").

The audit referred to above included tests relating to manufactured housing contracts included in 1) Merrill Lynch Mortgage Investors, Inc. Manufactured Housing Contract Pass-Through Certificates, Series 1988J, Series 1988P, Series 1989C, Series 1989E, Series 1989G, Series 1990A, Series 1990C, Series 1990F, Series 1990H, Series 1991A and Series 1991C, and 2) Security Pacific
Acceptance Corporation Manufactured Housing Contract Pass-Through
Certificates, Series 1991-2, Series 1991-3, Series 1992-1, Series 1992-2, Series 1992-3, and Series 1995-1, serviced in accordance with Article V of the related pooling and servicing agreements, and 3) Greenwich Capital Acceptance Inc. Manufactured Housing Contracts Senior/Subordinate
Pass-Through Certificates, Series 1995-BA1, serviced in accordance with Article III of the related pooling and servicing agreement, and 4) BankAmerica Manufactured Housing Contract Trust Senior/Subordinate Pass-Through Certificates, Series 1996-1, Series 1997-1, and Series 1997-2, serviced in accordance with Article IV of the related pooling and servicing agreement. In connection with our audit, nothing came to our attention that caused us to believe that the Division failed to comply with Articles III, IV and V of the related pooling and servicing agreements. However, it should be noted that our audit was not directed primarily toward obtaining knowledge of such noncompliance.

This report is intended solely for the use of the Division and the Trustee and should not be used for any other purpose.


                                              Ernst & Young LLP

March 17, 1998